EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 6th day of April, 2007 (the “Effective Date”), by and between Emisphere Technologies, Inc., a Delaware corporation (the “Company”), and Michael V. Novinski (the “Executive”).

WHEREAS, the Company wishes to secure the employment of the Executive and the Executive wishes to be so employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and intending to be legally bound hereby, it is hereby agreed by and between the parties as follows:

(1) Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive to perform such duties as may from time to time be prescribed by the Board of Directors (the “Board”) of the Company, subject in all instances to the general supervision and direction of the Board of the Company. The Executive hereby accepts such employment.

(2) Duties.

(a) Generally. The Executive shall serve as President and Chief Executive Officer of the Company and shall perform and discharge fully and faithfully such duties as are assigned to him pursuant to Section 1. The Executive’s initial duties and responsibilities hereunder shall include, but not be limited to, those customarily performed by the president and chief executive officer of a similarly sized publicly held technology company. The Company shall use its commercially reasonable efforts to ensure that Executive is elected as a director of the Company within a reasonable time following the date this Agreement is executed by both parties and that he remains a director for the duration of his employment relationship with the Company. The Executive will operate within the bylaws, guidelines, budgets, policies and procedures now or hereafter established by the Company, copies of which shall be provided to the Executive or of which the Executive is aware.

(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of reasonable number of other corporations (subject to the last sentence of this Section 2(b)), trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement. In the event Executive desires to serve on the board of directors of a for profit corporation, he shall request and obtain the prior approval of the Board of the Company.

(c) Place of Employment. Executive’s principal place of employment shall be at Company’s corporate offices, which are currently located at 765 Old Saw Mill River Road, Tarrytown, New York 10591.

(3) Salary. The Company shall pay the Executive, during the Term (as defined below) of this Agreement, a salary of $550,000 (as calculated on an annualized basis) (the “Salary”), before applicable local, state and federal withholding taxes, payable in accordance with normal Company pay policies.

(4) Bonus. During the Term, the Executive will be eligible to receive a bonus of up to $550,000 based on a full calendar year (i.e. January 1 through December 31). Since the year in which this Agreement is entered into (i.e. 2007) is not a full calendar year, any bonus for year 2007 will be calculated on a pro rata basis. Any such bonus shall be paid no later than March 15th of each year (for the previous year). The bonus shall be based on Executive’s individual performance in accordance with a bonus plan to be determined in the sole discretion of the Board of the Company.

(5) Stock Options. Upon the Effective Date, Company will grant to the Executive a non-qualified stock option (the “Option”) to purchase 1,000,000 shares of the Company’s Common Stock (the “Option Shares”) in accordance with the Company’s equity compensation plan, as amended from time to time (the “Compensation Plan”) pursuant to which the Option Shares are granted. The exercise price for 500,000 Option Shares will be equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The exercise price for the other 500,000 Option Shares will be equal to two times (2x) the fair market value of a share of the Company’s Common Stock on the date of grant. The Option shall vest according to the following vesting schedule:

1.	25% shall vest immediately upon the date of grant;

2.	25% shall vest on the one year anniversary of the date of grant;

3.	25% shall vest on the second year anniversary of the date of grant; and

4.	25% shall vest on the third year anniversary of the date of grant.

The terms and conditions of the Option will be more fully described in a certain separate option agreement by and between the Company and the Executive (the “Option Agreement”), and subject to the terms of the Compensation Plan.

(6) Expenses. The Executive shall be reimbursed for all reasonable, ordinary, and necessary business expenses in accordance with Company policy. The Executive shall furnish the Company with the appropriate documentation relating to such expenses and shall comply with any additional requirements of the Company generally applicable to the Company’s Executives in connection therewith.

(7) Benefits. During the Term hereof, the Executive shall be entitled to the benefits generally made available to similarly situated employees of the Company as offered from time to time and as approved by the Board of the Company.

(8) Vacation. For each year during the Term, the Executive shall be entitled to four (4) weeks paid vacation (“Vacation”), however, Executive may not take more than two (2) weeks of such Vacation in any 90 day period. Notwithstanding the foregoing, Vacation is to be taken at such times as not to unduly disrupt the business of the Company in accordance with the Vacation policies of the Company in effect from time to time. Sick, religious and personal days as well as other leave of absences shall be governed by the policies of the Company in effect from time to time.

(9) Other Expenses. The Executive will be eligible to receive the following:

(a) Car Allowance. During the Term, the Company shall provide the Executive with a car allowance of $18,000 per year and in any case not more than $1,500 a month.

(b) Air Travel. During the Term, the Company shall pay or reimburse Executive for the expenses of Executive’s business class air travel taken for purposes of Company business.

(c) Life Insurance. The Company will reimburse the Executive up to $15,000 per year for life insurance premiums.

(10) Full-Time Duties. The Executive shall devote his full working time, attention and best efforts to fulfill his duties hereunder and, to the business and interest of the Company and its affiliates during the Term of this Agreement.

(11) Term and Termination.

(a) Unless terminated under Sections 11(b), 11(c), 11(d), or 11(e) of this Agreement, this Agreement shall commence on the Effective Date and shall expire as of the third (3rd) anniversary of the Effective Date (the “Initial Term”). The Agreement shall automatically renew for additional one (1) year periods unless either party provides notice of non-renewal to the other party at least sixty (60) days prior to the anniversary of the Effective Date for the first renewal period and at least sixty (60) days prior to the anniversary of the Effective Date for each subsequent renewal period (each a “Renewal Term”). Any period calculated in this Section 11(a) is defined as the “Term.”

(b) Death or Disability. The Company may terminate the Executive’s employment hereunder at any time after having established the Executive’s death or long-term disability. For purposes of this Agreement, “long-term disability” shall mean the incapacity, by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of devoting to the business of the Company his full time, commercially reasonable efforts, skill and attention, and such condition continues for a period of ninety (90)consecutive days or one hundred twenty (120) total days in any twelve (12) month period. In the event the Executive’s employment terminates as a result of death or long term disability, then the Executive shall be entitled to the following:

(i) The payment of Salary through the date of termination;

(ii) The payment of a pro-rata annual bonus based on the target bonus for the year of termination, payable within 60 days following termination;

(iii) All unvested or unexercisable equity compensation becomes fully vested and remains exercisable for the remainder of the originally scheduled term.

(iv) In the event of a disability termination, continued participation in the Company’s health benefit plan for a period equal to the lesser of twelve (12) months or his becoming eligible to participate in the health benefit plan of a new employer; and

(v) The payment of any benefits or other amounts earned, accrued or owing under the plans and programs of the Company.

(c) With Cause. The Company may terminate the Executive’s employment hereunder at any time and without further obligation for cause. For purposes of this Agreement, “cause” shall mean the occurrence of any of the following events on the part of the Executive during the Term hereof:

(i)	any act of personal dishonesty or a breach of trust in connection with the Executive’s responsibilities to the Company;

(ii)	the commission by the Executive of any crime classified as a felony under any Federal, state or local law;

(iii)	violations by the Executive of the Executive’s obligations under the ethics policy of the Company in effect from time to time;

(iv)	any breach by the Executive of the Employee Invention, Non-Disclosure, Non-Competition And Non-Solicitation Agreement dated as of the date hereof by and between the Company and the Executive (the “Invention Agreement”); or

(v)	violations by the Executive of the Executive’s obligations under this Agreement or any continuing violation or refusal to obey the directives and/or instructions of the Board of the Company if Executive has received 30 days written notice of the alleged cause, specifying the breach by Executive and the actions required to cure it, and such identified breach remains uncured after such 30 day period. Provided that no such notice shall be required for any repetitive violation or refusal to obey the directives and/or instructions of the Board of the Company or if such violation is not susceptible to cure.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder at any time without cause.

(e) Executive Termination. The Executive may terminate the Executive’s employment hereunder at any time by giving no less than 30 days’ written notice to the Company. Company reserves the right to accept Executive’s voluntary termination immediately, without notice and without any further unearned future payment obligation.

(12) Severance.

(a) Without Cause or Voluntary Termination. If the Company terminates the Executive without cause pursuant to Section 11(d) of this Agreement, or if the Executive voluntarily terminates his employment for Good Reason (defined below) within thirty (30) days after learning of the event constituting Good Reason and (A) the Executive is not in breach of the Invention Agreement (defined below), and (B) the Executive executes, and does not revoke, the written Release (defined below) in accordance with Section 14 of this Agreement, and (C) the Executive, if he should be a director of the Company, resigns from the Board of the Company in accordance with Section 15 of this Agreement, then the Executive shall be entitled to the following:

(i) The payment of Salary through the date of termination;

(ii) The payment of a pro-rata bonus based on the target bonus for the year of termination, payable within 60 days following termination;

(iii) A cash payment equal to nine (9) months of Salary, paid to Executive in accordance with standard Company payroll practices;

(iv) The acceleration of the next two scheduled vesting dates of the Option schedule, following the date of Executive’s termination of employment;

(v) Continued participation in the Company’s health benefit plan for a period equal to the lesser of twelve (12) months or his becoming eligible to participate in the health benefit plan of a new employer, and

(vi) The payment of any benefits or other amounts earned, accrued or owing under the plans and programs of the Company.

(b) Change of Control

(i) In the event of a Change of Control (as defined below), all unvested equity compensation shall immediately vest and remain exercisable for the remainder of the originally scheduled term.

(13) Good Reason, Change of Control.

(a) For purposes of this Agreement, “Good Reason” means the occurrence of any one of the following events during the Term hereof:

(i) any material breach of the Agreement by the Company, including:

(1) a material diminution in the position, authority, responsibilities or benefits of the Executive;

(2) assignment of duties materially inconsistent with his positions and duties described in this Agreement;

provided; however, that no act or omission described in this Section 13(a)(i) shall constitute Good Reason unless the Executive gives the Company 30 days’ prior written notice of such act or omission and the Company fails to cure such act or omission within the 30-day period.

(b) For the purposes of this Agreement, a “Change of Control” means: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any individual, entity or group which, as of the date of this Agreement, beneficially owns more than five percent (5%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then Outstanding Company Common Stock; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Outstanding Company Common Stock shall not constitute a Change in Control; and provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than 50% of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such acquisition of the Outstanding Company Common Stock, shall not constitute a Change in Control; or (b) the consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, excluding (a) a sale or other disposition of assets to a subsidiary of the Company; and (b) a sale or other disposition of assets to any individual, entity or group which, as of the date of this Agreement, beneficially owns more than five percent (5%) of the then Outstanding Company Common Stock.

(14) Release as a Condition Precedent to Certain Payments. Executive agrees, as a condition to the receipt of the termination payments and benefits provided for in Section 12, that he will immediately upon termination of this Agreement execute a release agreement (the “Release”), in substantially the form attached hereto as Exhibit A, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement, Executive’s rights under any Company incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, and any claim for any tort for personal injury not arising out of or related to his termination of employment) which Release shall include a non-disparagement agreement.

(15) Board Resignation as a Condition Precedent to Certain Payments. Executive agrees, as a condition to the receipt of the termination payments and benefits provided for in Section 12, and notwithstanding giving the Release pursuant to Section 14 of this Agreement, that should Executive be a director of the Company he shall automatically be deemed to have resigned from the Board of the Company whether or not such written resignation is tendered.

(16) Conditions Precedent to Effectiveness of Agreement. It shall be a condition precedent to the effectiveness of this Agreement that the Parties shall have entered into an Invention Agreement in substantially the form attached hereto as Exhibit B.

(17) Confidentiality After Termination. The confidentiality provisions of this Agreement set forth in Section 16 above shall remain in full force and effect for three (3) years after the termination of this Agreement.

(18) Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (addressed as provided below) and if either: (a) actually delivered (electronically or physically) at said address; or (b) in the case of a letter, three (3) business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested or forty eight (48) hours shall have elapsed after the same shall have been deposited with a nationally recognized overnight courier; or (c) by facsimile, when transmission acknowledged by telephonic receipt:

If to the Company, to:

Emisphere Technologies, Inc.

765 Old Saw Mill River Road

Tarrytown, New York 10591

Attention: Chairman of the Board of Directors

Tel: 914-347-2220

Fax 914-347-2498

with a copy to:

Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
Attention: Timothy C. Maguire, Esq.
Tel: (617) 856-8200
Fax: (617) 856-8201

If to Executive to:

Michael V. Novinski

8 Alexandra Lane

Long Valley, NJ 07853

with a copy to:

Andrew Berns, Esq.

Einhorn, Harris, Ascher, Barbarito, Frost & Ironson, P.A

165 E. Main Street #2

Denville, NJ 07834

(19) Disclosure. Executive shall disclose to the Company, on the effective date of this Agreement, any of Executive’s outside activities, interests or participation in the development or sale of any and all prior, current, or pending inventions which directly or indirectly, (i) conflict or may conflict with the best interests of the Company; (ii) relate to any of the Company’s product lines or services; or (iii) relate to any activity, project or the like that Executive may be or has been involved with on behalf of the Company.

(20) Indemnification. Executive shall be entitled to indemnification from the Company as may be provided in the Company’s Certificate of Incorporation and Bylaws to officers and directors of the Company. In addition, the Executive will be covered under any directors and officers’ liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers. The Executive’s rights under this Section 20 will continue so long as the Executive may be subject to such liability, whether or not this Agreement may have terminated prior thereto, provided Executive would have been entitled to such indemnification during the Term.

(21) Modification. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

(22) Waiver. The Executive hereby represents and warrants that all information provided to the Company in connection with the execution of this Agreement is true and complete, and the Executive hereby acknowledges and agrees that the Company or its agents may check with all persons, schools, former employers and organizations to provide the Company with any relevant information with respect to Executive’s employment with the Company.

(23) No Conflicting Agreement. The Executive represents that he is not subject to any agreement that restricts or limits employment with the Company.

(24) Entire Agreement/Amendment. This Agreement (and the agreements referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed herein and in the: (a) Compensation Plan; (b) Option Agreement; and (c) Invention Agreement. This Agreement may be amended only by a writing signed by both parties hereto.

(25) Dispute Resolution. Any dispute between the parties arising out of this Agreement shall be resolved first by direct communication with the Chairman of the Board of the Company. Should the parties be unable to resolve their dispute by communication, either party may submit any dispute arising out of or relating to this Agreement, or the breach thereof, to final and binding arbitration administered by the American Arbitration Association nearest the place of the Executive’s employment and pursuant to New York state law. The arbitrator shall fully implement the intent and purposes of this Agreement. Each party will bear its own costs, fees and expenses incurred by any arbitration proceedings.

The provisions for arbitration shall not preclude either party from seeking interim or provisional relief from a court in the form of a temporary restraining order, preliminary injunction or other interim relief concerning the dispute, either prior to or during the arbitration, if such action is deemed necessary to protect the interests of such party. Each party will bear its own costs, fees and expenses incurred by seeking interim or provisional relief from a court in the form of a temporary restraining order, preliminary injunction or other interim relief concerning the dispute.

(26) Governing Law. This Agreement shall be deemed a contract made under the laws of the State of New York (without regard to its conflict of law provisions) and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.

(27) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(28) Effect of Headings. Any title of a section heading herein contained is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.

(29) Successors and Assigns.

(a) All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

(b) This Agreement will be enforceable by or against, the Executive or the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of the Executive’s rights or obligations under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law. If the Executive should die while any amounts or benefits have been accrued by the Executive but not yet paid as of the date of the Executive’s death and which would be payable to the Executive hereunder had the Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no such person is so appointed, to the Executive’s estate.

(c) The provisions of Sections 11(b)(i)-(v), 12(a)(i)-(vi),  12(b)(i), 14, 15, 16, 17, 18, 20,  25, and 29 hereof shall survive the termination of this Agreement. Moreover, nothing herein shall relieve any party of any obligations or liabilities under this Agreement arising out of the Executive’s employment or breaches of this Agreement prior to such termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representative.

EMISPHERE TECHNOLOGIES, INC.

By: /s/ Lewis H. Bender

Name: Lewis H. Bender

Title: President and Chief Executive Officer	4/6/07

EXECUTIVE

/s/ Michael V. Novinski

Michael V. Novinski 4/5/07

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) dated as of this      day of      , 200     by and between Emisphere Technologies, Inc., a Delaware corporation (the “Company”), and Michael V. Novinski (“Novinski”).

WITNESSETH:

WHEREAS, Novinski has been employed by the Company as a president and chief executive officer;

WHEREAS, Novinski’s employment with the Company ceased effective      , 200_; and

WHEREAS, the parties desire to provide severance payments and settle all claims and issues that have, or could have been raised, in relation to Novinski’s employment with the Company or arising out of or in any way related to the acts, transactions or occurrences between Novinski, on one hand, and the Company, on the other hand, to date, including but not limited to, Novinski’s employment with the Company and the termination of that employment, in accordance with that certain employment agreement, a copy of which is attached hereto (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the payments being made under the Employment Agreement, and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Novinski agree as follows:

1. Release by Novinski. Except for Novinski’s rights arising under the Employment Agreement, Novinski, for himself and for his representatives, heirs, successors and assigns, specifically releases, remises and forever discharges the Company and its past or present parent corporations or entities, affiliates, divisions, subsidiaries, shareholders, directors, any affiliates of its shareholders or directors, legal representatives, successors and assigns and each of the respective former and present employees, officers, directors, members, managers, partners, consultants, experts, attorneys, agents, representatives, benefit plans, benefit plan sponsors, benefit plan administrators, subsidiaries, parent companies, successors, assigns, and affiliates of any of the foregoing (collectively, the “Released Parties”) from any and all claims of any nature, known or unknown, foreseen or unforeseen, accrued or unaccrued, whether common law claims or statutory claims, in law or in equity, arising from Novinski’s relationship with the Company, including but not limited to:

(a) Claims under any state or federal discrimination, fair employment practices or other employment related statute, or regulation (as they may have been amended through the date of this Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation; without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar federal, state or local statute or ordinance;

(b) Claims under any other state or federal employment related statute, or regulation (as they may have been amended through the date of this Release) relating to wages, hours or any other terms and conditions of employment; without limitation, specifically included in this paragraph are any claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the New York Human Rights Law, the New York Labor Law, the New York Whistleblower Protection Law, the New York Wage and Hour Laws, and any similar federal, state or local statute or ordinance;

(c) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(d) Any other claim arising under state or federal law, including but not limited to, the Sarbanes-Oxley Act of 2002.

2. Older Workers Benefit Protection Act of 1990. This paragraph is intended to comply with the Older Workers Benefit Protection Act of 1990 (“OWBPA”) with regard to Novinski’s waiver of rights under the Age Discrimination in Employment Act of 1967 (“ADEA”):

(a) Novinski is specifically waiving rights and claims under ADEA;

(b) The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Release is signed by Novinski;

(c) Novinski acknowledges receiving consideration for this waiver;

(d) Novinski acknowledges that he has been advised to consult with an attorney before signing this Release; and

(e) Novinski acknowledges that after receiving a copy of this Release, Novinski has the right to take up to 21 days to consider his decision to sign this Release; the parties agree that changes, whether material or immaterial, do not restart the running of the 21 day period.

Novinski may revoke his release of claims solely with respect to ADEA claims within a period of seven (7) days after execution of this Release. Novinski agrees that any such revocation is not effective unless it is made in writing and delivered to Emisphere Technologies, Inc. 765 Old Saw Mill River Road, Tarrytown, New York 10591, Attn: Chairman of the Board of Directors by the seventh (7th) calendar day after execution of this Release. In the event of any such valid revocation, (1) Novinski’s shall forfeit the right to receive $5,000 from the severance payments he otherwise would be entitled to receive under the Employment Agreement; and (2) in all other respects, the Release shall remain in full force and effect, including the release of all claims other than ADEA claims as set forth in Sections 1, 3 and 4 of this Release. This Release as it applies to ADEA claims becomes effective on the eight (8th) calendar day after it is executed, at which time Novinski’s release of all ADEA claims will be final, binding, enforceable, and irrevoacble. This Release as it applies to claims other than ADEA claims becomes effective upon execution of this Release at which time Novinski’s release of all claims other than ADEA claims will be final, binding, enforceable, and irrevoacble.

3. Non-Disparagement. Novinski and the Company agree that they will not make any disparaging, derogatory, denigrating, ridiculing or otherwise critical statements or comments, orally or in writing, either directly or indirectly, to any person concerning the Company or Novinski or any of the other Released Parties.

4. Specific Intent. Novinski specifically intends this Release to be the broadest possible release under the law. Novinski has not instituted, and shall not hereafter institute, any lawsuit of any kind whatsoever, or file any complaint or charge, against any of the Released Parties under any federal, state, or local statute, rule or principal of common law arising out of or related to the events released hereunder.

5. Governing Law. This Release will be governed by the laws of the State of New York (without regard to its conflict of laws provisions).

6. Assignment. This Release shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto.

7. Amendment. This Release may not be amended or modified except by an instrument in writing signed by the parties hereto.

8. Severability. In the event that a court of competent jurisdiction shall determine that any provision of this Release is illegal or unenforceable, such determination shall solely affect such provision in such jurisdiction and shall not impair the remaining provisions of this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Novinski have caused this Release to be executed on the date shown above.

EMISPHERE TECHNOLOGIES, INC.

By:

Witnessed by:	Name:
Title:

Witnessed by:	Michael V. Novinski

I, Michael V. Novinski, represent and agree that I have carefully read this Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act. This Release constitutes a voluntary and knowing waiver of rights as set forth herein under the laws and statutes referenced above.

Date:	Michael V. Novinski

EXHIBIT B

EMPLOYEE INVENTION, NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (hereinafter referred to as the “Agreement”) is dated as of April 6th, 2007 (hereinafter referred to as the “Effective Date”) and is between: Emisphere Technologies, Inc., a Delaware corporation (hereinafter the “Company”), having a place of business at 765 Old Saw Mill River Road, Tarrytown, New York 10591, and Michael Novinski, an individual residing in the state of New Jersey (hereinafter referred to in the first person as “I,” “me” or “my”).

In consideration for the salary, bonus and benefits received under my certain Employment Agreement with the Company dated of even date herewith, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

Inventions and Patents.

I will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which I develop, make, conceive or reduce to practice during my employment by the Company, either solely or jointly with others (collectively, the “Developments”). All Developments shall be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and trade names in the United States and elsewhere. Notwithstanding the foregoing, Developments shall not include any inventions, discoveries, trade secrets or improvements that: (i) are not made, conceived or reduced to practice during working hours; (ii) are not made, conceived or reduced to practice using the Company’s information, data or facilities; and (iii) do not relate to the present business of the Company, any business that is competitive therewith, or any future business in which the Company engages.

I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. I understand that my obligations under this Paragraph 1 will continue after the termination of my employment with the Company and that during my employment I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company.

(d) In addition to my agreements set forth in subparagraph 1(c), I hereby constitute and appoint the Company, its successors and assigns, my true and lawful attorney, with full power of substitution for me, and in my name, place and stead or otherwise, but on behalf of and for the benefit of the Company, its successors and assigns, to take all actions and execute all documents on behalf of me necessary to effect the assignment set forth in subparagraph 1(a), and from time to time to institute and prosecute in my name or otherwise, but at the direction and expense and for the benefit of the Company and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Company, its successors or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Developments and to defend and compromise any and all actions, suits and proceedings in respect of any of the Developments and to do any and all such acts and things in relation thereto as the Company, its successors or assigns shall deem advisable, and I hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by me in any manner or for any reason.

In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and/or reduced to practice prior to my employment with the Company and that I believe are, accordingly, excepted from the provisions of this Paragraph 1.

Proprietary Information.

I recognize that my relationship with the Company is one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and proprietary information of the Company and of others through the Company. I will not at any time, either during my employment with the Company or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company (collectively, “Proprietary Information”). Such property shall not be erased, discarded or destroyed without specific instructions from the Company to do so. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists. I understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Proprietary Information for purposes of this Agreement.

My undertaking and obligations under this Paragraph 2 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on my part; (ii) is generally disclosed by the Company to third parties without restriction on such third parties; (iii) is approved for release by written authorization of the Board of Directors of the Company; or (iv) is required to be disclosed pursuant to subpoena, order of judicial or administrative authority, or in connection with judicial proceedings to which the Company or I am a party, provided that I shall have given the Company written notice of such disclosure at least 14 days prior to such disclosure in order to provide the Company with an opportunity to oppose and/or object to such disclosure and any such disclosure is subject to all applicable governmental and judicial protection available for like material.

Upon termination of my employment with the Company or at any other time upon request, I will promptly deliver to the Company all copies of computer programs, specifications, drawings, blueprints, data storage devices, notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, in whatever form on whatever tangible medium, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company, which I shall not retain.

If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a Termination Certificate.

Absence of Restrictions Upon Disclosure and Competition.

I hereby represent that, except as I have disclosed in writing to the Company, and included in Schedule A to this Agreement, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence any information, knowledge or data acquired by me prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

Non-Compete/Non-Solicitation

During the term of my employment with the Company, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person whose activities or products are directly or indirectly competitive with activities or products of the Company.

For so long as I am employed by the Company and for a period of 12 full months thereafter, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person, anywhere in the world where the Company does business whose activities or products are directly or indirectly competitive with activities or products of the Company.

I recognize that these restrictions on competition are reasonable because of the Company’s investment in good will and in its intellectual property, technology and professional and collaborative relationships and other proprietary information and my knowledge of the Company’s business and business plans. However if any period of time or geographical area should be judged unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

During my employment with the Company and for 12 full months thereafter, I will notify the Company in the event I take up a position of any sort with any company or person whose activities or products are or may be directly or indirectly competitive with activities or products of the Company.

I shall not recruit or otherwise solicit or induce any employees of the Company, to terminate their employment with, or otherwise cease their relationships with, the Company or any of its subsidiaries during my employment with the Company and for a period of 12 full months thereafter. In addition, I shall not recruit or otherwise solicit any person who was an employee of the Company during any time within six months prior to the end of my employment with the Company.

Other Obligations.

I acknowledge that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

Miscellaneous.

The partial or complete invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. This Agreement does not constitute an employment agreement, and no changes in my compensation, title or duties or any other terms or conditions of my employment, including, without limitation, the termination of my employment, shall affect the provisions of this Agreement except as stated herein.

(c) As used herein, the term “Company” shall include Emisphere Technologies, Inc. and any of its predecessors, subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I agree not to assign any of my obligations under this Agreement. This Agreement will be binding upon my heirs, executors and administrators.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) This Agreement shall be deemed to be a sealed instrument and shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflict of law provisions). I hereby expressly consent to the jurisdiction of the courts of the state where the Company has its principal place of business in the United States (at the time any claim is filed) to adjudicate any dispute arising under this Agreement.

(g) I recognize that irreparable damages would be caused to the Company, and that monetary damages would not compensate the Company for its loss, should I breach the terms of this Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon an adjudication by a court of a competent jurisdiction that I have violated or am about to violate the terms of this Agreement, I hereby consent to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Agreement, including without limitation preventing disclosure or further disclosure by me of Proprietary Information.

(h) If any one or more provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

[SIGNATURE PAGE FOLLOWS]

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS, EFFECTIVE AS OF THE DATE FIRST ENTERED ABOVE.

Michael Novinski

Date:

Accepted and agreed to:

EMISPHERE TECHNOLOGIES, INC.

By:

Name:

Title:

Dated:

SCHEDULE A

Prior Inventions, Copyrights, Confidentiality Obligations, etc.